Exhibit 99.1

IAL Announces CEO Change

Monterey Park, Calif., June 20, 2005:  International Aluminum Corporation (NYSE:  IAL) announced today that effective July 1, 2005 Ronald L. Rudy will assume the responsibilities of Chief Executive Officer of the Company from C.C. Vanderstar, who will continue to serve as Chairman of the Board of Directors and remain active in the company’s business.  Mr. Vanderstar, the company’s founder, has served as Chief Executive Officer since 1963.

In February of this year IAL announced that David C. Treinen, its President and Chief Operating Officer, would retire at the end of the current fiscal year and that Ronald L. Rudy, the company’s Senior Vice President-Operations, would succeed Mr. Treinen as President.  Mr. Rudy was appointed Senior Vice President-Operations in June 1995.  He has been employed by the Company since 1972, and has served as a Director since 2000.

In its current report regarding these developments filed today with the SEC, IAL also reported on related developments with respect to compensation arrangements for directors and executive officers as well as its consulting agreement with Mr. Treinen.